Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc. Announces Initiation of CEM-102 Phase 2 Clinical Trial in Patients with Prosthetic Joint Infections

Chapel Hill, NC, Dec. 14, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the initiation of its Phase 2 clinical trial of CEM-102 in patients with prosthetic joint infections (PJIs). CEM-102 is the company’s loading dose formulation of fusidic acid, an orally-active anti-staphylococcal agent with a long history of safety and efficacy outside of the U.S.

The Phase 2 study is an open-label clinical trial in which 50 patients with PJIs will be randomized to receive either oral CEM-102 plus rifampin or current standard of care, which is intravenous antibiotic therapy with antibiotics such as vancomycin, nafcillin or cefazolin. The primary outcome measure is demonstration of infection-free status at 12 weeks following initiation of therapy. Long-term monitoring for infection relapse or recurrence will continue for the subsequent two years.

“The availability of an all-oral antibiotic regimen for the treatment of PJI offers the promise of convenient drug administration without the expense and morbidity of maintaining long term venous access,” said David Oldach, M.D., FIDSA, senior vice president of clinical research. “We hope that the results of this study will lead to a new option for these patients. We expect to obtain top-line results from this study during the fourth quarter of 2013.”

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra added, “Cempra’s mission is to develop differentiated antibiotics for patients with unmet needs. Our clinical program of CEM-102 for PJI is an example of this mission along with solithromycin, which is about to enter Phase 3 clinical development for community-acquired bacterial pneumonia.”

PJIs occur in about 1% of hip replacements and 2% of knee replacements, with an overall incidence rate of about 10,000 per year in the U.S. at current hip and knee arthroplasty rates. There are few good options to treat these serious staphylococcal, often MRSA, infections, which require long-term antibiotic treatment. Current therapy in the U.S. is with intravenous antibiotics such as vancomycin. An oral drug that can be safely administered for a long period of time could improve care and quality of life for these patients.

About CEM-102

CEM-102 (sodium fusidate) is a novel class of antibiotic with an established history of safety and efficacy outside the United States. CEM-102 is being developed as an NCE in the U.S. for PJI. Clinical trials with CEM-102 employ a proprietary front-loading oral dosing regimen designed to increase potency that has been successfully evaluated in a Phase 2 trial in patients with acute bacterial skin and skin structure infections. Cempra believes that CEM-102 will be an important addition to anti-MRSA therapies based on the following:

•	Sodium fusidate is active against gram-positive bacteria, including all S. aureus strains such as HA-MRSA and CA-MRSA

•	CEM-102 employs a novel and proprietary PK-PD-based dosing regimen of sodium fusidate that aims to optimize efficacy and minimize the risk of resistance development

•	Sodium fusidate is the only compound within the fusidane class and therefore is unlikely to select for cross-resistance to other classes of antibiotics

•	Sodium fusidate’s safety has been well documented outside the U.S. even when used for long periods of time (over one year) to treat osteomyelitis and other serious infections

•	Sodium fusidate has been used safely in children including neonates in countries where it is marketed

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and CEM-102; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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